Exhibit 99.1

Peoples State Bank Completes Purchase of Northwoods National Bank of Rhinelander, a Branch of The Baraboo National Bank

Wausau, WI. – April 15, 2014 – PSB Holdings, Inc. (OTCQB: PSBQ) and Peoples State Bank President and CEO, Peter W. Knitt, announced that Peoples State Bank, Wausau, Wisconsin (Peoples) has completed its purchase of the Northwoods National Bank Rhinelander branch of The Baraboo National Bank, Baraboo, Wisconsin.  The agreement to purchase was originally announced on January 22, 2014.  The purchase added approximately $21 million of performing loans and $41 million of deposits to Peoples, who will continue to operate the former Northwoods Rhinelander branch location as a branch of Peoples State Bank.  Peoples acquired the Northwoods branch for a deposit premium calculated as a percentage of the deposits acquired (as defined by the agreement), resulting in a premium paid of approximately $655,000.  No currently nonperforming loans or foreclosed assets were acquired under the agreement.

Peter Knitt noted, “The purchased Northwoods branch joins our existing Peoples Rhinelander, Wisconsin branch, bringing Peoples to the second highest deposit market share in Oneida County, Wisconsin, representing approximately 17% of the total deposit market share.  This expansion will provide economies of scale over time and includes a portfolio of performing loans.  After recognition of acquisition and conversion costs associated with the branch purchase to be expensed during 2014 (approximately $325,000 after tax benefits), we expect the purchase to be accretive to earnings during 2015.”

About PSB Holdings, Inc.

PSB Holdings, Inc. completed its first acquisition in 2012 with the purchase of Marathon State Bank in Marathon, WI, a community bank having $107 million in assets located within Peoples’ existing market.

PSB Holdings, Inc. is the parent company of Peoples State Bank, a bank with $735 million in total assets headquartered in Wausau, Wisconsin.  Peoples operates nine full service retail and commercial locations serving central and northern Wisconsin in Marathon, Oneida, and Vilas counties.

In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com. PSB Holdings, Inc stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets Exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the potential growth of PSB Holdings, Inc., its future profits, changes in income and expenses, proforma impacts to income or assets related to merger and acquisition activities, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2013. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

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